As filed with the Securities and Exchange Commission on April 24, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

THE GOODYEAR TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0253240 (I.R.S. Employer Identification Number)
1144 East Market Street
Akron, Ohio 44316-0001
(Address, including zip code, of registrant’s principal executive offices)
2008 Performance Plan of
The Goodyear Tire & Rubber Company
(Full title of the plan)
C. Thomas Harvie, Esq., Senior Vice President,
General Counsel and Secretary
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
(Name, address, including zip code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price per	Aggregate Offering	Amount of
of Securities to be Registered	Registered	Share	Price	Registration Fee
Common Stock, Without Par Value	8,000,000 shares (1)	$26.71(2)	$213,680,000(2)	$8,398

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of outstanding shares of Common Stock.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock on April 22, 2008, as reported by the New York Stock Exchange Composite Transactions Tape.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by The Goodyear Tire & Rubber Company (the “Registrant”) (File No. 1-1927) are hereby incorporated by reference into this Registration Statement and made a part hereof:
•	Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2007.

•	Definitive Proxy Statement of the Registrant dated March 6, 2008, for its Annual Meeting of Shareholders held on April 8, 2008.

•	Current Reports on Form 8-K of the Registrant filed with the Commission on February 1, 2008, February 27, 2008 and April 11, 2008.

•	The description of the Common Stock of the Registrant in the Registration Statement on Form 10 filed pursuant to the Exchange Act, and all amendments and reports filed for the purpose of updating such description.

•	All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment to this Registration Statement on Form S-8 which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K).
     Any statement contained in this Registration Statement or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference, or in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.   Description of Securities.
     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.
     The validity of the Common Stock being offered pursuant to this Registration Statement will be passed upon for the Registrant by C. Thomas Harvie, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Harvie is paid a salary and bonus by the Registrant, participates in the Registrant’s executive compensation plans and programs, owns shares of Common Stock, holds performance shares and options to purchase shares of Common Stock issued under the Registrant’s employee benefit plans, and is expected to be a participant in the 2008 Performance Plan.
Item 6.   Indemnification of Directors and Officers.
     Article V of the Code of Regulations of the Registrant concerns indemnification of the Registrant’s directors and officers and provides as follows:
INDEMNIFICATION
     “The Company shall indemnify each person who is or was a director, officer or employee of the Company, or of any other corporation which he served as such at the request of the Company, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the Company or such other corporation or otherwise), civil or criminal, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer, or employee of the Company or of such other corporation, or by reason of any past or future action taken or not taken in his capacity as such director, officer, or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided such person acted, in good faith, in what he reasonably believed to be the best interests of the Company or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. As used in this Article, the terms “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against, and amounts paid in settlement by, a director, officer, or employee, other than amounts paid to the Company itself or to such other corporation served at the Company’s request. The termination of any claim, action, suit, or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer, or employee did not meet the standards of conduct set forth in the first sentence of this Article. Any such director, officer, or employee referred to in this Article who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit, or proceeding of the character described herein shall be entitled to indemnification as of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Company, but only if (1) the Board, acting by a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit, or proceeding, shall find that the director, officer, or employee has met the standards of conduct set forth in the first sentence of this Article, or (2) independent legal counsel (who may be the regular counsel of the Company) shall deliver to it their written advice that, in their opinion, such director, officer, or employee has met such standards. Expense incurred with respect to any such claim, action, suit, or proceeding may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it shall ultimately be determined that he is entitled to indemnification under this Article. The rights of indemnification provided in this Article shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of their heirs, executors, and administrators of any such person.”

     Indemnification also may be made available by the Registrant to its directors, officers, employees and agents, and may be available as a matter of right, under Section 1701.13(E) of the Ohio Revised Code. Section 1701.13(E) of the Ohio Revised Code provides as follows:
     “(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

          (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
          (b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.
     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
          (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
          (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
          (c) By the shareholders;
          (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
          (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending this action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
                (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
                (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
          (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.
     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
     (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.”
     The Registrant maintains and pays the premiums on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers it may incur under the above provisions for indemnification and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant, even if the Registrant does not have the obligation or right to indemnify such director or officer against such liability or expense.

Item 7.   Exemption from Registration Claimed.
     Not Applicable.
Item 8.   Exhibits.

Exhibit
Number	Description

4.1	Certificate of Amended Articles of Incorporation of the Registrant, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated June 4, 1996, and Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 20, 2006, four documents comprising the Registrant’s Articles of Incorporation, as amended (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.2	Code of Regulations of the Registrant, adopted November 22, 1955, as amended April 5, 1965, April 7, 1980, April 6, 1981, April 13, 1987, May 7, 2003, April 26, 2005, and April 11, 2006 (incorporated by reference, filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.3	Specimen Nondenominational Certificate for Shares of Common Stock, Without Par Value, of the Registrant (incorporated by reference, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 9, 2007).

4.4	2008 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 11, 2008).

5.1	Opinion of C. Thomas Harvie, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of C. Thomas Harvie, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Bates White, LLC.

24.1	Power of Attorney.
Item 9.   Undertakings.
     A. The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
                (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (A)(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on April 23, 2008.

THE GOODYEAR TIRE & RUBBER COMPANY
By:	/s/ W. MARK SCHMITZ
W. Mark Schmitz
Executive Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, Chief
Robert J. Keegan	Executive Officer and President (Principal Executive Officer)

/s/ W. MARK SCHMITZ	Executive Vice President and	April 23, 2008
W. Mark Schmitz	Chief Financial Officer (Principal Financial Officer)

*	Vice President and Controller
Richard J. Noechel	(Principal Accounting Officer)

*	Director
James C. Boland

*	Director
James A. Firestone

*	Director
W. Alan McCollough

*	Director
Steven A. Minter

*	Director
Denise M. Morrison

*	Director
Rodney O’Neal

*	Director
Shirley D. Peterson

*	Director
G. Craig Sullivan

*	Director
Thomas H. Weidemeyer

*	Director
Michael R. Wessel

By:	/s/ W. MARK SCHMITZ W. Mark Schmitz	April 23, 2008
Attorney-in-fact for
each of the persons indicated

Index to Exhibits

Exhibit
Number	Description

4.1	Certificate of Amended Articles of Incorporation of the Registrant, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated June 4, 1996, and Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 20, 2006, four documents comprising the Registrant’s Articles of Incorporation, as amended (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.2	Code of Regulations of the Registrant, adopted November 22, 1955, as amended April 5, 1965, April 7, 1980, April 6, 1981, April 13, 1987, May 7, 2003, April 26, 2005, and April 11, 2006 (incorporated by reference, filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.3	Specimen Nondenominational Certificate for Shares of Common Stock, Without Par Value, of the Registrant (incorporated by reference, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 9, 2007).

4.4	2008 Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 11, 2008).

5.1	Opinion of C. Thomas Harvie, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of C. Thomas Harvie, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Bates White, LLC.

24.1	Power of Attorney.